Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (“Agreement”) will confirm the agreement to mutually terminate the employment relationship between Bernard P. Aldrich (“Executive” or “you”) and Rimage Corporation and its subsidiaries, affiliates, successors and assigns (collectively, the “Company”).

WHEREAS, Executive is employed by the Company as its Chief Executive Officer and is a member of its Board of Directors; and

WHEREAS, the Executive is subject to that certain Nondisclosure and Noncompetition Agreement entered into November 12, 2004 (the “Noncompetition Agreement”); and

WHEREAS, Executive is also subject to that certain Amended and Restated Severance/Change in Control Letter Agreement dated as of December 22, 2008 with the Company (the “Prior Agreement”), which is superseded by the terms of this Agreement; and

WHEREAS, the Company desires to terminate your employment, subject to the obligations set forth in this Separation Agreement and you agree to such termination;

THEREFORE, the Company and you, for good and valuable consideration as set forth in this Agreement, do hereby agree as follows:

1.	Termination of Letter Agreement. The effective date of your termination of employment shall be the end of business on December 31, 2009 (the “Date of Termination”).

(a)

You shall resign or shall be deemed to resign on the Date of Termination without further action on your or the Company’s part: (i) from the Board of the Company and any other board to which you have been appointed or nominated by or on behalf of Company, and (ii) from any position with the Company and any affiliate, including, but not limited to, as an officer of the Company.

(b)

The Prior Agreement and other written or verbal agreements between the Company and you, if any, relating to the terms and conditions of your employment are hereby terminated and, except as expressly provided for in this Agreement (including, without limitation, Section 4 hereof), are of no further force or effect.

2.	Accrued Obligations. Within 5 days after your Date of Termination, or otherwise as set forth below, the Company will:

(a)	pay to you any Base Salary earned, but not yet paid, prior to the Date of Termination, payable in accordance with Company’s standard payroll practices;

(b)	pay to you in a lump sum any earned but unused vacation and/or personal time as of the Date of Termination, payable concurrently with the payment of the amounts set forth in Section 2(a);

(c)

pay to you the bonus (if any) that you would have been entitled to under the Company’s 2009 cash incentive plan for the fiscal year ending December 31, 2009, based upon application of the performance criteria under the terms of that incentive plan, such amount to be paid at the same time as bonuses, if any, are paid to active executive employees;

(d)	reimburse you for any business expenses incurred by you through the Date of Termination in accordance with the Company’s reimbursement policies; and

(e)

pay and/or provide any amounts or benefits that are vested amounts or vested benefits or that you are otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance) on the Date of Termination, in accordance with such plan, program, policy, or practice.

You shall be entitled to any and all benefits provided under any stock option, restricted stock or other stock incentive award in accordance with their respective terms and conditions. Nothing under this Agreement shall modify, accelerate or otherwise extend any term or condition in such awards or pursuant to the respective plans governing such stock incentive awards.

3.

Consideration for Release. Contingent upon your execution and delivery on or after the Date of Termination (but within 21 days following the Date of Termination), of a Release in a form attached hereto as Exhibit A (the “Release”), which is not thereafter revoked by you, the Company will pay and provide to you the following:

(a)	A lump sum severance payment equal to $576,000, less applicable taxes and withholdings, within 5 days after the provisions of this Section 3 become effective as provided in the Release.

(b)

If you elect medical, dental and life insurance continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), or under Minnesota law for yourself, your spouse and any other qualified beneficiaries, the Company will continue to be responsible to pay the same portion of the monthly premium that it pays for active employees (the “Employer Premium”) towards your group health, dental and life insurance for the period you (and, as applicable, your qualified beneficiaries) remain eligible for such continuation coverage (not to exceed 18 months) (“COBRA continuation period”). You shall be responsible to pay promptly the remainder of any premiums. In the event the Company’s payment of the Employer Premium is required to be delayed under Treas. Reg. §1.409A-3(i)(2), you shall be responsible to pay the full amount of the premiums due during such delay, and the Company shall reimburse to you, in a lump sum, on the earliest date permitted under Treas. Reg. §1.409A-3(i)(2) the cumulative Employer Premiums that you paid prior to that date, and thereafter the Company shall pay the Employer Premium at such time as such premiums are due.

(c)

At the end of the COBRA continuation period described above, a lump sum payment in an amount of $50,000, less applicable taxes and withholding, which represents a payment toward your cost of obtaining alternative health, dental and life insurance at your sole election and expense after the continuation periods described in subsection (b) ends.

Notwithstanding the foregoing, the Company shall have no obligation to provide the payments set forth in this Section 3 in the event that you breach the provisions of the Noncompetition Agreement.

4.

Survival of Noncompetition Agreement. The provisions of your Noncompetition Agreement shall survive the termination of the Prior Agreement and your termination of employment. As further consideration for the payments and benefits set forth in Section 3 and in the Consulting Agreement to be entered into between you and the Company (the “Consulting Agreement”), you agree that all of the terms, conditions, limitations and restrictions contained in the Noncompetition Agreement shall extend during the period set forth in the Consulting Agreement and for one year following December 31, 2010.

5.

409A Compliance. Notwithstanding anything set forth in the Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), any payment of deferred compensation that would otherwise be due hereunder within six (6) months after such your “separation from service” (as defined under Treas. Reg. §1.409A-1(h)) shall nonetheless be delayed until the first business day of the seventh month following your Date of Termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest as determined below. Any payment delayed as a result of the application of this Section shall bear interest from the date payment would otherwise be due until paid equal to the prime rate (as published in the Wall Street Journal) in effect as of the date the payment should otherwise have been made. For purposes of Code §409A, each payment shall be considered a separate payment.

6.

Notices Required. Any notices required or permitted under this Agreement must be in writing and shall be effective when delivered in person or one (1) day after being sent by overnight courier, or three (3) days after deposit in the United States mail, first class postage prepaid. All notices must be delivered to the address of the party receiving such notice specified below, or to such other address as either party may designate:

If to the Company:

Rimage Corporation

7725 Washington Avenue South

Minneapolis, MN 55439

Attention: Robert M. Wolf, CFO

If to Executive:

Bernard P. Aldrich

[address]

[address]

7.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition. This Agreement shall not be assignable by you. If you should die before all the payments required to be made to, and/or benefits required to be conferred on, you under this Agreement have been made or conferred, then all remaining payments and benefits specified in such paragraphs shall be made or conferred, as applicable, by the Company to your estate except as otherwise provided under the terms of any benefit plan and any beneficiary designation made by you pursuant to such plan in effect on the date of your death.

8.	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota, without giving effect to the conflicts of law principles thereof.

9.

Entire Agreement. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both you and the Company. This Agreement constitutes the entire understanding among you, the Company, and supersedes all prior discussions, representations, and negotiations with respect to the matters herein relating to your termination, including the Prior Agreement.

10.

Counterparts and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement. The counterparts of this Agreement may be executed and delivered by facsimile or other electronic means by any of the parties to any other party and the receiving party may rely on the receipt of such document so executed and delivered by facsimile or other electronic means as if the original had been received.

11.

Read and Understood. The parties have read this Agreement carefully and understand each of its terms and conditions. Each party has sought independent legal counsel of choice to the extent the party deemed such advice necessary in connection with the review and execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 4th day of November, 2009.

RIMAGE CORPORATION

By:	/s/ Robert M. Wolf	/s/ Bernard P. Aldrich
	Its: Chief Financial Officer	Bernard P. Aldrich

EXHIBIT A

RELEASE

In consideration of the benefits to be afforded to the undersigned under that certain Separation and Release Agreement dated November 4, 2009 (the “Separation Agreement”) and the Consulting Agreement dated November 4, 2009 (the “Consulting Agreement”) between Rimage Corporation, a Minnesota corporation (the “Company”) and the undersigned, Bernard P. Aldrich covenants and agrees as follows:

I, Bernard P. Aldrich, do hereby fully and completely release and waive any and all claims, complaints, causes of action or demands of whatever kind which I have or may have against the Company, and their predecessors, successors, subsidiaries and affiliates and all past and present members their Board of Directors, officers, employees, shareholders and indemnitors (“Releasees”) arising out of any actions, conduct, decisions, behavior or events occurring up to and including the date of my execution of this Release. I understand and accept that this Release specifically covers but is not limited to any and all claims, complaints, causes of action or demands which I have or may have against the Releasees relating in any way to the terms, conditions and circumstances of my employment up to and including the date of my execution of this Release, that certain Amended and Restated Severance/Change in Control Letter Agreement dated as of December 22, 2008, any form of employment discrimination prohibited under any federal or state human rights act, Title VII of the Federal Civil Rights Act of 1964 and the Federal Age Discrimination in Employment Act. I further understand that this Release extends to but is not limited to all claims which I may have based on statutory or common law claims for negligence or other breach of duty, wrongful discharge, breach of contract, breach of any express or implied promise, misrepresentation, fraud, retaliation, breach of public policy, infliction of emotional distress, defamation, promissory estoppel, failure to pay wages or any other theory, whether legal or equitable.

This release does not extinguish any claims that I may have: (i) that arise against the Releasees after I sign this Release; (ii) that arise under the Separation Agreement or Consulting Agreement; (iii) to any benefits to which I am otherwise entitled under ERISA with respect to any Company employee benefit plan as of the date of this Release; (iv) to benefits related to workers’ compensation; (v) that arise under unemployment compensation law; or (vi) to indemnification under the Company’s Articles of Incorporation, bylaws, insurance or Minnesota law.

I certify that I: (a) have not filed any claims, complaints or other actions against any Releasee; and (b) am hereby waiving any right to recover from any Releasee under any lawsuit or charge filed by the undersigned or any federal, state or local agency on my behalf based upon any event occurring up to and including the date on which I sign this Release. I acknowledge that I have been advised by the Company to review my rights and responsibilities under this Release with my own lawyer.

I agree not to make, or cause or attempt to cause any other person to make, any statements, either written or oral, or convey any information about the Releasees which is disparaging or which in any way reflects negatively upon the Releasees.

A-1

I understand that I may rescind this Release if I do so in writing, delivered by certified mail, return receipt requested, to Rimage Corporation, Attention Robert M. Wolf, at 7725 Washington Avenue South, Minneapolis, MN 55439, within fifteen (15) calendar days of the date I signed this Release.

If sent by mail, the rescission must be:

•	Postmarked within the 15 calendar-day period;
•	Properly addressed as provided above; and
•	Sent by certified mail, return receipt requested.

By my signature below, I acknowledge that I fully understand and accept the terms of this Release, and I represent and agree that my signature is freely, voluntarily and knowingly given. I have had 21 calendar days in which to consider this Release. By my signature below, I further acknowledge that I have been provided a full opportunity to review and reflect on the terms of this Release and to seek the advice of legal counsel of my choice, which advice I have been encouraged to obtain.

If I do not execute this Release within twenty-one (21) days after December 31, 2009, the date this Release was provided to the undersigned, the benefits set forth in Section 3 of the Separation Agreement and the Consulting Agreement shall be null and void. If I execute this Release within twenty-one (21) calendar days of the date indicated in the immediately preceding sentence, and if I have not rescinded this Release within fifteen (15) days after signing it, then the provisions of Section 3 of the Separation Agreement and the Consulting Agreement become effective.

Date:	Bernard P. Aldrich

A-2